Exhibit 4.43

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

(Re: Interests in TCI/US WEST Cable Communications Group)

Dated January 19, 2010

between

THESEUS NO. 1 LIMITED

and

THESEUS NO. 2 LIMITED

as Pledgors

and

DEUTSCHE BANK AG, LONDON BRANCH

as Security Trustee

Schedules

Schedule 4(b)

Schedule 5(a)

Schedule 5(b)

Schedule 13

Schedule 27(a)

Schedule 27(d)

i

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

This AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Pledge Agreement”), is made and entered into as of January 19, 2010 by and among THESEUS NO. 1 LIMITED, a limited company incorporated in England and Wales and THESEUS NO. 2 LIMITED, a limited company incorporated in England and Wales (each of foregoing being referred to individually as a “Pledgor” and collectively as the “Pledgors”), and Deutsche Bank AG, London Branch, in its capacity as Security Trustee for the Beneficiaries (the “Security Trustee” which expression includes any person which is for the time being the Security Trustee for the Beneficiaries).

W I T N E S S E T H

WHEREAS, the Pledgors constitute all of the partners of TCI/US WEST Cable Communications Group, a Colorado general partnership (“TUCCG” or the “Partnership”).

WHEREAS, pursuant to the Senior Facilities Agreement, dated March 3, 2006 as amended and restated on May 22, 2006, July 10, 2006, August 10, 2006, April 4, 2007, May 15, 2008, November 10, 2008, October 30, 2009 and January 8, 2010 (as further amended, restated, supplemented and/or otherwise modified from time to time, the “Senior Facilities Agreement”), among Virgin Media Inc., Virgin Media Finance plc, Virgin Media Investment Holdings Limited (formerly known as NTL Investment Holdings Limited), Telewest Communications Networks Limited and VMIH Sub Limited (formerly known as NTLIH Sub Limited) as UK Borrowers (the “UK Borrowers”), Virgin Media Dover LLC (formerly known as NTL Dover LLC) as US Borrower (the “US Borrower” and together with the UK Borrowers, the “Borrowers”), Deutsche Bank AG, London Branch, J.P. Morgan plc, The Royal Bank of Scotland plc and Goldman Sachs International as Bookrunners and Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent (the “Facility Agent”) and Security Trustee, Deutsche Bank AG, New York Branch as US Paying Agent, GE Corporate Banking Europe SAS as Administrative Agent, the Original Guarantors as defined therein, Deutsche Bank AG, London Branch as Original L/C Bank and the persons named therein as Lenders (the “Lenders”), the Lenders have made available to the Borrowers certain credit facilities pursuant to the terms and subject to the conditions provided therein.

WHEREAS, by an intercreditor deed dated March 3, 2006 as amended and restated on June 13, 2006, July 10, 2006, July 31, 2006, May 15, 2008, October 30, 2009 and January 8, 2010 (as further amended, restated, supplemented and/or otherwise modified from time to time, the “Group Intercreditor Deed”) among the Original Senior Borrowers, the Original Facility Agent, the Original Security Trustee, the Senior Lenders, the Original Senior Guarantors, the Hedge Counterparties (as each of those terms are defined therein), the intergroup creditors and intergroup debtors listed therein, certain banks financial institutions and other entities have agreed to regulate their relationship as creditors on the terms set out therein.

WHEREAS, pursuant to the indenture dated on or about the date hereof (the “Senior Secured Notes Indenture”), in respect of the $1,000,000,000 6.5% senior secured notes due 2018 and the £875,000,000 7.00% senior secured notes due 2018 (“Senior Secured Notes” and, together with the Senior Secured Notes Indenture and the guarantees set out therein, the “Senior Secured Notes Documents”), made among Virgin Media Inc., Virgin

Media Investment Holdings Limited, Virgin Media Finance PLC, Virgin Media Secured Finance PLC, the subsidiary guarantors named therein, The Bank of New York Mellon, as trustee, registrar and paying agent and The Bank of New York Mellon (Luxembourg), S.A., as Luxembourg paying agent, as amended, restated, supplemented or otherwise modified from time to time, Virgin Media Secured Finance PLC has agreed to issue and sell the Senior Secured Notes.

WHEREAS, in connection with the Senior Facilities Agreement and the Group Intercreditor Deed, the Pledgors and Security Trustee entered into a pledge and security agreement dated March 3, 2006 and amended on December 23, 2009 (the “Original Pledge Agreement”), pursuant to which the Pledgors granted in favor of the Security Trustee, for the benefit of the Beneficiaries, a security interest in and lien on their respective partnership interests in the Partnership and the other collateral described therein as security and collateral for the due and punctual payment and performance by the Borrowers of their respective obligations described therein.

WHEREAS, Pledgors and Security Trustee desire to amend and restate the Original Pledge Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      CONSTRUCTION; DEFINED TERMS

This Pledge Agreement should be read and construed subject to the terms of the Group Intercreditor Deed.  In the event of any inconsistency between the terms of this Pledge Agreement and the Group Intercreditor Deed, the terms of the Group Intercreditor Deed shall prevail.  Unless otherwise defined herein or the context otherwise expressly requires, capitalized terms used herein shall have the respective meanings set forth in the Group Intercreditor Deed and (unless otherwise defined in the Group Intercreditor Deed) the Relevant Facilities Agreement (including by reference to other agreements).

“Bankruptcy Code” Title 11 of the United States Code entitled “Bankruptcy as now or hereafter in effect.

“Beneficiaries” means the First Beneficiary and the Second Beneficiaries.

“Designated Secured Obligations” means Financial Indebtedness in the form of notes or other such similar instruments of any member of the Group that is designated as “Designated Secured Obligations” by written notice from the Company to the Security Trustee, which notice will certify that the Financial Indebtedness is an instrument for which Rule 3-16 of Regulation S-X under the Securities Act (“Rule 3-16”) is applicable or will become applicable upon registration of such instrument or an instrument exchangeable for such instrument pursuant to a contractual requirement.

“Enforcement Date” means the date on which, following the occurrence of an Event of Default that is continuing, either the Relevant Agent or the Security Trustee notifies the relevant Pledgor of the occurrence of that Event of Default, or takes, under any one or more of the Senior Finance Documents, any of the steps it is entitled to take by reason of the occurrence of such Event of Default.

“Event of Default” means each of:

(a)                                  a Senior Default; and

(b)                                 an event of default or termination event (however described) under any Hedging Agreement.

“Excluded Charged Assets” in relation to any Designated Secured Obligations means any shares, membership interests, partnership interests, equity participations or other equivalent (however designated) ownership interests (the “Ownership Interests”) in, or other securities of, a Subsidiary of Virgin Media Inc. (excluding the Ownership Interests in or other securities issued by Virgin Media Investments Limited or any successor entity upon any merger, reorganization or other restructuring effecting it) that are owned by the Pledgor to the extent that pledging such Ownership Interests or other securities under this Agreement to secure such Designated Secured Obligations would result in Rule 3-16 requiring separate financial statements of such Subsidiary to be filed with the SEC, but (i) only to the extent necessary to not be subject to such requirement, (ii) only for so long as such requirement is in existence, and (iii) only if no member of the Group files or is otherwise required to file separate financial statements of such Subsidiary with the SEC under a separate rule or regulation; provided that no Ownership Interests or securities will constitute Excluded Charged Assets if any member of the Group takes any action in the form of a reorganization, merger or other restructuring, a principal purpose of which is to provide for the limitation of the pledge of any Ownership Interests or other securities pursuant to the proviso in Section 2.

“Existing Pledged Collateral” means the existing security pledged by the Partnership under the relevant (i) July 2004 Pledge Agreements and the (ii) March 2001 Pledge Agreements, as such documents are set forth on Schedule 4(b) hereto.

“Existing Security Trustee” means Barclays Bank PLC.

“Relevant Facilities Agreement” means the Senior Facilities Agreement, or, upon its repayment in full and cancellation of all undrawn commitments thereunder, the Designated Refinancing Facilities Agreement, provided that if upon the repayment in full and cancellation of all undrawn commitments under the Senior Facilities Agreement there is no Designated Refinancing Facilities Agreement, until such time that a Refinancing Facilities Agreement has been designated as a Designated Refinancing Facilities Agreement, the “Relevant Facilities Agreement” shall be the Senior Facilities Agreement immediately prior to such termination, and provided further that upon the repayment in full and cancellation of all undrawn commitments under the Designated Refinancing Facilities Agreement, until such time that a Refinancing Facilities Agreement has been designated as a Designated Refinancing Facilities Agreement, the “Relevant Facilities Agreement” shall be the Designated Refinancing Facilities Agreement immediately prior to such termination.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” means the Security Trustee Liabilities, the Senior Liabilities and the Hedging Liabilities, provided that any liabilities that have been designated as “New Senior Liabilities” under the Group Intercreditor Deed or are incurred after December 31, 2009 under any Refinancing Facilities Agreement entered into after such date,

(a)                                  in breach of the provisions of the Senior Facilities Agreement, or upon its repayment in full and cancellation of all undrawn commitments thereunder (unless there is no Designated Refinancing Facilities Agreement), the Designated Refinancing Facilities Agreement, or any Refinancing Facilities Agreement on the date of such designation (excluding any applicable cure period), or

(b)                                 that the Security Trustee, acting reasonably, has not agreed to act as security trustee for,

shall not, in any such case constitute “Secured Obligations” for the purpose of this Agreement;

“Securities Act” shall mean the Securities Act of 1933, as amended, as in effect from time to time.

“Security Trust Agreement” means the security trust agreement dated March 3, 2006 and amended and restated on or about the date hereof between Security Trustee, Facility Agent, Virgin Media Investment Holdings Limited (formerly known as NTL Investment Holdings Limited), and the companies named therein as Original Obligors.

2.                                      SECURITY AGREEMENT

As security and collateral for the due and punctual payment and performance by the Obligors of their respective joint and several obligations described in Section 3 below, each of the Pledgors hereby assigns, transfers, and pledges to the Security Trustee, and grants to the Security Trustee for the benefit of the Beneficiaries, a lien on and security interest in and to such Pledgor’s right, title and interest in and to the following (collectively, the “Pledged Collateral”):

(a)                                  such Pledgor’s partnership interest in the Partnership owned by such Pledgor at any time and from time to time (each, a “Partnership Interest” and collectively, the “Partnership Interests”) and any certificates, instruments or other documents representing each such Partnership Interest, all dividends, distributions, cash, securities, instruments and other property from time to time paid, payable or otherwise distributed in respect of or in exchange for all or any part of each such Partnership Interest and all proceeds thereof; and

(b)                                 all partnership interests (general or limited) or securities convertible into or exchangeable for such interests issued by the Partnership, or any successor thereto, from time to time and acquired by such Pledgor in substitution for or in addition to any of the foregoing, all certificates and instruments representing such interests or securities, and all dividends, distributions, cash, securities, instruments and other property from time to time paid, payable or otherwise distributed in respect of or in exchange for any or all of such interests or securities and all proceeds thereof;

provided, that, notwithstanding the foregoing, in no event shall the Pledgor be required to pledge any Excluded Charged Assets to the Security Trustee under this Pledge Agreement to secure the Designated Secured Obligations.  For the avoidance of doubt:

(i)            all Pledged Collateral that does not constitute Excluded Charged Assets remains pledged pursuant to this Pledge Agreement to secure all Secured Obligations, including without limitation the Designated Secured Obligations; and

(ii)           such Excluded Charged Assets remain pledged under this Section 2 to secure any Secured Obligations that are not Designated Secured Obligations pursuant to this Pledge Agreement.

In the event that Rule 3-16 is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other United States federal or state governmental agency) of separate financial statements of any such Subsidiary due to the fact that such Subsidiary’s Ownership Interests or other securities secure any Designated Secured Obligations, then such Ownership Interests or other securities (as applicable) of such Subsidiary shall automatically be deemed to be Excluded Charged Assets for such Designated Secured Obligations but (i) only to the extent necessary to not be subject to any such financial statement requirement, (ii) only for so long as such financial statement requirement would otherwise have been applicable to such Subsidiary, and (iii) only if no member of the Group files or is otherwise required to file separate financial statements of such Subsidiary with the SEC or such other governmental agency under a separate rule or regulation.  If the circumstances described in this paragraph apply, this Pledge Agreement may be amended or modified, without the consent of any Senior Finance Party, to the extent necessary to release the pledge (but only to the extent securing such Designated Secured Obligations and without prejudice to the pledge securing the Secured Obligations referred to in clause (ii) of the preceding paragraph) in favor of the Security Trustee on the relevant Ownership Interests and/or other securities that are so deemed to constitute Excluded Charged Assets.

In the event that Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Ownership Interests and/or other securities to secure any Designated Secured Obligations in excess of the amount then pledged without the filing with the SEC (or any other United States federal or state governmental agency) of separate financial statements of such Subsidiary, then the Ownership Interests or other securities (as applicable) of such Subsidiary will automatically be deemed not to be Excluded Charged Assets for such Designated Secured Obligations, but limited to the extent necessary to not be subject to any such financial statement requirement. If the circumstances described in this paragraph apply, this Pledge Agreement may be amended or modified, without the consent of any Senior Finance Party, to the extent necessary to pledge in favor of the Security Trustee such additional Ownership Interests or other securities that were deemed to constitute Excluded Charged Assets.

3.                                      SECURED OBLIGATIONS

The security interest in the Pledged Collateral granted pursuant hereto shall secure the due and punctual payment and performance of the Secured Obligations provided that before any demand for any Secured Obligation is made on a Restricted Guarantor pursuant to this Pledge Agreement, demand for payment of the relevant Secured Obligation shall first have been made on the Borrower from which such unpaid Secured Obligation is due.  It is acknowledged and agreed that (without prejudice to the extension of the Secured Obligations to any other Indebtedness from time to time included within the definition thereof) as at the date hereof, the Secured Obligations shall include: (a) all Liabilities under the Senior Facilities Agreement; and (b) all Liabilities under the Senior Secured Notes Documents.

4.                                      DELIVERY OF COLLATERAL; ISSUANCE OF ADDITIONAL INTERESTS

(a)                                  All certificates, instruments or documents, if any, representing or evidencing each and every of the Partnership Interests shall be delivered to the Security Trustee by the Pledgors on the date hereof, and shall be held by the Security Trustee pursuant hereto at all times hereafter until termination hereof pursuant to Section 24, and all certificates, instruments or documents representing or evidencing interests or securities in or issued by the Partnership and acquired by any Pledgor after the date hereof and constituting Pledged Collateral hereunder shall be delivered to the Security Trustee immediately upon, and held by the Security Trustee at all times after, acquisition thereof by such Pledgor.  All such certificates, instruments or documents, if any, shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Security Trustee.  To the extent that any certificates, instruments of transfer or other documents of title relating to any of the Pledged Collateral which are required to be delivered to the Security Trustee hereunder have already been delivered to Deutsche Bank AG, London Branch in its capacity as security trustee under and for the purposes of the security interests over such Pledged Collateral pursuant to the Original Pledge Agreement, the requirements of this Section 4(a) shall be deemed satisfied.

(b)                                 Except as otherwise permitted in the Senior Finance Documents, each Pledgor agrees that it shall take all actions available to such Pledgor to cause the Partnership and, in the event of a merger or consolidation of the Partnership with any other entity, such other entity, not to issue any interests or other securities whether in addition to, by dividend or other distribution upon, or in substitution or exchange for, any of the Partnership Interests or otherwise, other than such interests or other securities issued to the Pledgors and promptly delivered to the Security Trustee pursuant to Section 4(a) hereof in which the Security Trustee, as agent and representative for the Beneficiaries, has a valid and perfected security interest free and clear of all liens and with respect to which no other party has any interest, except for the Existing

Pledged Collateral and the liens created in favor of the Security Trustee pursuant to this Pledge Agreement (collectively, the “Permitted Liens”).

(c)                                  Upon the occurrence and during the continuance of an Event of Default hereunder, the Security Trustee shall have the right, at any time in its discretion, to transfer to or to register in the name of the Security Trustee or any of its nominees any or all of the Pledged Collateral (with, in the discretion of the Security Trustee, such transfer or registration expressly empowering the Security Trustee to vote any voting interests included in the Pledged Collateral), subject only to each Pledgor’s revocable rights specified in Section 6(a).

(d)                                 Each Pledgor shall from time to time cause appropriate financing statements (on appropriate forms) under the Uniform Commercial Code as in effect in the Colorado, the District of Columbia or any other relevant states (a “State”), covering all Collateral hereunder (with the form of such financing statements to be satisfactory to the Security Trustee), to be filed in the relevant filing offices so that at all times the Security Trustee’s security interest in all Pledged Collateral which can be perfected by the filing of such financing statement (in each case to the maximum extent perfection by filing may be obtained under the laws of the relevant State), is so perfected.

5.                                      CERTAIN COVENANTS; REPRESENTATIONS

(a)                                  Each of the Pledgors covenant and agree that: (i) save to the extent expressly permitted or not restricted under any Senior Finance Document, without the prior written consent of the Security Trustee, no Pledgor will grant any option with respect to any of the Pledged Collateral; (ii) the Pledgors will defend the Pledged Collateral against the claims and demands of all persons other than the Security Trustee and the Beneficiaries, and will take any and all such action as is reasonably necessary to remove any competing or conflicting lien and will advise the Security Trustee promptly of the existence thereof; and (iii) at any time and from time to time upon the written request of the Security Trustee, the Pledgors will execute and deliver such further documents and do such further acts and things as the Security Trustee may reasonably request in order to effect the purposes of this Pledge Agreement.

(b)                                 Each of the Pledgors represent and warrant that:  (i) their choice of Colorado law to govern this Pledge Agreement is valid and binding subject to the Reservations; (ii) the Partnership Interests held by such Pledgor consist of the number and type of interests of the persons described in Schedule 5(a) hereto; (iii) each Partnership Interest referenced in sub-clause (ii) of this paragraph constitutes that percentage or position of the entire Partnership Interest of the Partnership as set forth in Schedule 5(a) hereto; (iv) it has complied with the respective procedure set forth in Clause 4(a) hereof with respect to each item of Pledged Collateral described in Schedule 5(a); and (v) such Pledgor owns no other Partnership Interests except as set forth in Schedule 5(b) hereto.

6.                                      VOTING RIGHTS; DIVIDENDS; ETC.

(a)                                  So long as no Event of Default hereunder shall have occurred and be continuing:  (i) each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral belonging to such Pledgor pursuant to the joint venture agreement creating and governing TUCCG (the “TUCCG Joint Venture Agreement”), for any purpose not prohibited by the terms of this Pledge Agreement or the Senior Finance Documents; and (ii) except as otherwise provided in Section 6(c) hereof and except for distributions prohibited by the Senior Finance Documents, each Pledgor shall be entitled to receive, retain and distribute, free and clear of the security interest granted hereunder, any dividends, distributions, cash and other property from time to time paid, payable or otherwise distributed in respect of the Pledged Collateral belonging to such Pledgor.

(b)                                 Pledgor hereby irrevocably appoints the Security Trustee as Pledgor’s proxyholder with respect to the Partnership Interests of Pledgor and any other voting interests or other securities belonging to Pledgor and forming a part of the Pledged Collateral with full power and authority, in the discretion of the Security Trustee, to vote such Partnership Interests and other voting interests or securities and otherwise to act with respect to such Partnership Interests or other voting interests or securities on behalf of Pledgor; provided that this proxy shall only be operative upon the occurrence of an Event of Default and so long as such Event of Default continues.  This proxy shall be irrevocable for so long as any of the Secured Obligations remain in existence.  Pledgor shall execute and deliver (or cause to be executed and delivered) to the Security Trustee all proxies and other instruments as the Security Trustee may reasonably request for the purpose of enabling the Security Trustee to exercise the voting and other rights which it is entitled to exercise pursuant to this Section 6(b).

(c)                                  Upon the occurrence and during the continuance of an Event of Default hereunder or as otherwise permitted or not restricted pursuant to the provisions of each of the Senior Finance Documents, all rights of the Pledgor to receive and retain dividends, distributions, cash and other property, which it would otherwise be authorized to receive and retain pursuant to Section 6(a)(ii), shall cease and all such rights shall thereupon be vested in the Security Trustee, who shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends, distributions, cash and other property; provided, that until the Enforcement Date, without prejudice to the Senior Finance Documents, the Security Trustee will hold all dividends, distributions, cash and other property paid on and received by it in respect of any Partnership Interest which are transferred to it for the account of each Pledgor and will, subject to any right of set-off, pay such dividends, interest and other moneys to such Pledgor upon request.  All cash and other property received by a Pledgor contrary to the provisions of this Section 6(c) shall be received in trust for the benefit of the Security Trustee, shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Security Trustee as Pledged Collateral in the same form as so received (with any necessary transfer documents or endorsements).

7.                                      REASONABLE CARE; PLEDGOR REMAINS LIABLE

(a)                                  The Security Trustee shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Security Trustee accords its own property, it being understood that neither the Security Trustee nor any Beneficiary shall have responsibility for taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Pledged Collateral) to preserve rights against any parties with respect to any Pledged Collateral; provided that the Security Trustee agrees to notify the Pledgors if it has actual knowledge of the necessity of taking any such steps in respect of any Pledged Collateral and to cooperate with the Pledgors in connection therewith.

(b)                                 Anything herein to the contrary notwithstanding, (i) the Pledgors shall remain liable under the TUCCG Joint Venture Agreement to the extent set forth therein to perform the duties and obligations thereunder to the same extent as if this Pledge Agreement had not been executed, (ii) the exercise by the Security Trustee of any of its rights hereunder shall not release any Pledgor from any of the duties or obligations under the TUCCG Joint Venture  Agreement, and (iii) the Security Trustee and the other Beneficiaries shall not have any obligation or liability under the TUCCG Joint Venture Agreement by reason of this Pledge Agreement, nor shall the Security Trustee or the other Beneficiaries be obligated to perform any of the obligations or duties of any Pledgor thereunder, to make any payment, to make any inquiry as to the nature or sufficiency of any payment received by any Pledgor or the sufficiency of any performance by any party under the TUCCG Joint Venture Agreement or to take any action to collect or enforce any claim for payment assigned hereunder.  Except to the extent required by general partnership law, the Security Trustee and the other Beneficiaries shall not by reason of this Pledge Agreement or the exercise of any remedies hereunder become responsible or liable in any manner or to any extent for the obligations and liabilities of TUCCG or any of the liabilities of the Pledgors (or their permitted successors or assigns).

8.                                      SECURITY TRUSTEE APPOINTED ATTORNEY-IN-FACT

(a)                                  Each Pledgor hereby irrevocably appoints (which appointment is coupled with an interest) the Security Trustee (acting through its employees, attorneys, and/or agents) as such Pledgor’s attorney-in-fact, with full power of substitution and with full authority in the place and stead of Pledgor and in its name or otherwise, from time to time in the Security Trustee’s discretion, to sign, execute, seal and deliver and otherwise perfect any further security document or notice reasonably required to secure the Secured Obligations or to perfect the security intended to be created hereunder over the Pledged Collateral or any part thereof or, on or after the Enforcement Date, to take any action and to execute any instrument which the Security Trustee may deem reasonably necessary or advisable to accomplish the purposes of this Pledge Agreement; provided, that the Security Trustee shall be under no obligation to take any action hereunder and, absent gross negligence and wilful misconduct, the Security Trustee shall have no liability or responsibility for any action taken or omission with respect thereto.

(b)           Each Pledgor hereby consents, acknowledges and agrees, as of the date hereof,  that the Security Trustee shall be appointed to succeed the Existing Security Trustee in relation to the Existing Pledged Collateral.

9.                                      SECURITY TRUSTEE MAY PERFORM

Upon the occurrence and during the continuance of an Event of Default hereunder (including an Event of Default resulting from a failure to perform any agreement contained herein), if any Pledgor fails to perform any agreement contained herein, the Security Trustee may itself perform, or cause performance of, such agreement, and the expenses of the Security Trustee incurred in connection therewith shall be payable by such Pledgor under Section 12 hereof.

10.                               EVENTS OF DEFAULT

The occurrence of an Event of Default shall constitute an Event of Default hereunder.

11.                               REMEDIES

At any time on or after the Enforcement Date, in addition to and without limiting any and all other remedies available under principles of law or equity:

(a)           The Security Trustee may execute, acknowledge, deliver, file and record on behalf of any or all the Pledgors and in their respective names financing statements, continuation statements, security agreements, mortgages, assignments, certificates of title, reports, notices, schedules of account, and all other documents, instruments or agreements that the Security Trustee may, in its sole and absolute discretion, deem advisable in order to obtain, perfect and maintain the Security Trustee’s security interests in the Pledged Collateral granted pursuant hereto and in order to fully consummate, implement and enforce all of the transactions contemplated and security interests granted under this Pledge Agreement.

(b)           The Security Trustee may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party after default under the Uniform Commercial Code in effect in the State of Colorado (the “Colorado UCC”) at that time or other applicable law.

(c)           The Security Trustee may, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, over the counter or at any of the Security Trustee’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as may be commercially reasonable or otherwise in such manner as necessary to comply with applicable federal and state securities laws.  The Pledgors agree that the Security Trustee shall not be required to register or qualify any of the Pledged Collateral under applicable state or federal securities laws in connection with any such sale if the sale is effected in a manner that complies with all applicable federal and state securities laws (to the extent applicable).  The Security Trustee shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are “accredited investors” or “qualified institutional buyers” under applicable law and are purchasing the Pledged Collateral for their own account, for investment and not with a view to the distribution thereof.  Upon consummation of any such sale the Security Trustee shall have the right to assign, transfer and deliver the Pledged Collateral to the purchaser or purchasers at any such sale, and such purchasers shall hold the property sold absolutely free from any claim or right on the part of the Pledgors, and each Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal which it now has or may at any time in the future have under applicable law now existing or hereafter enacted.

(d)           The Security Trustee shall give to each Pledgor notice in writing of the time and place of any public sale or of the time on or after which any private sale or intended disposition is to be made.  Such notice need not be given more than five (5) Business Days (or such longer period as shall be specified by applicable law) before the date fixed for any such disposition, which notice the Pledgors agree shall constitute commercially reasonable notification.  At any such sale or other disposition, the Security Trustee, to the extent permitted by applicable law, may bid, which bid may be, in whole or in part, in the form of cancellation of the Secured Obligations in proportion to the share of the Secured Obligations of each Beneficiary, and purchase for the account of the Beneficiaries the whole or any portion of the Pledged Collateral, to the further extent permitted by applicable law, free of any right of redemption, which right is hereby waived and released to the extent permitted by applicable law.  The Security Trustee shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given, and the Security Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(e)           If a sale of all or any part of the Pledged Collateral is made on credit or for future delivery, the Pledged Collateral so sold may be retained by the Security Trustee until the sale price is paid by the purchaser or purchasers thereof, but the Security Trustee shall not incur any liability in case any such purchaser or purchasers shall fail to take delivery of and pay for the Pledged Collateral so sold and, in case of any such failure, such Pledged Collateral may be sold again upon like notice.  The Pledgors agree that any sale of the Pledged Collateral conducted by the Security Trustee in accordance with the foregoing provisions of this Section shall be deemed to be a commercially reasonable sale under Article 9 of the Colorado UCC.

(f)            As an alternative to exercising the power of sale herein conferred upon it, the Security Trustee may proceed by a suit or suits at law or in equity to foreclose the security interests and to sell the Pledged Collateral, or any portion thereof, pursuant to a judgment or decree of a court or courts of competent jurisdiction.

(g)           Subject to provisions of applicable law any cash held by the Security Trustee as Pledged Collateral and all cash proceeds received by the Security Trustee in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral shall be applied as set forth in the Group Intercreditor Deed and the Security Trust Agreement.

12.                               EXPENSES

Pledgors agree to pay, upon demand, to the Security Trustee (together with interest thereon from the date falling 30 days after the date of demand by the Security Trustee until the date of payment at the default interest rate as in effect from time to time under clause 28.2 of the Senior Facilities Agreement or, upon its repayment in full and cancellation of all undrawn commitments thereunder, such equivalent provision in the Relevant Facilities Agreement) (a) the amount of any and all actual fees and expenses, including without limitation the fees and expenses of its counsel and of any experts and agents, which the Security Trustee may properly incur in connection with (i) the custody or preservation of the Pledged Collateral, (ii) the exercise or enforcement of any rights of the Security Trustee hereunder or (iii) the failure by any Pledgor to perform or observe any of the provisions hereof and (b) the amount of any and all actual and fees and expenses of the Security Trustee’s counsel and outside experts and agents incurred in connection with the administration and enforcement of this Pledge Agreement.

13.                               RIGHTS OF SECURITY TRUSTEE; CERTAIN WAIVERS

(a)           Each Pledgor acknowledges that the security interests granted hereunder will secure obligations of persons other than such Pledgor, and, in full recognition of such fact, each Pledgor hereby agrees that, at any time and from time to time the Beneficiaries may, in their sole and absolute discretion, without the necessity of any reservation of rights against, notice to or further assent by any Pledgor, and without affecting the validity, legality or enforceability hereof or the security interests hereunder (but subject to the terms of the Senior Finance Documents):  (i) create new Secured Obligations or extend, accelerate, rescind any acceleration, increase, decrease, continue, restructure or otherwise modify the Secured Obligations or any of their terms; (ii) amend, supplement, waive or otherwise modify any provision of, or give any agreement, approval or consent with respect to, the Senior Finance Documents or any of the Secured Obligations; (iii) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Senior Finance Documents, the Security Documents or the Secured Obligations or any part thereof; (iv) except as may be required by applicable law, accept and apply as the Beneficiaries may see fit payments on the Secured Obligations or proceeds of Collateral (as defined below); (v) receive and hold additional collateral or guarantees for the Secured Obligations or any part thereof (all collateral and guarantees for the Secured Obligations or any part thereof being referred to in this Section 13 as “Collateral” and “Guarantees,” respectively); (vi) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any Collateral or Guarantees, apply any such Collateral and direct the order or manner of sale or other enforcement thereof; (vii) alter, impair, suspend or terminate the remedies or rights of the Beneficiaries against the Partnership, any guarantor of the Secured Obligations or any part thereof (a “Guarantor”) or any other person in respect of any of the Secured Obligations or suffer any of the foregoing to occur; (viii) refund at any time, at the Beneficiaries’ sole discretion, any payment received by the Beneficiaries in respect of the Secured Obligations; and (ix) otherwise deal with TUCCG, any Collateral or any Guarantor as the Beneficiaries may elect in their sole discretion.

(b)           The Pledgors acknowledge that the security interests hereunder, and the enforcement hereof are not subject to any conditions not expressly stated herein.  Upon the occurrence and during the continuance of an Event of Default, the Security Trustee may enforce this Pledge Agreement independently from any other of the Security Documents and independently of any other remedy, Collateral or Guaranty that any Beneficiary at any time may have or hold in connection with the Secured Obligations, and it shall not be necessary for the Security Trustee to marshal assets in favor of the Pledgors or any other person or to proceed upon or against or exhaust any other remedy, Collateral or Guaranty before proceeding to enforce this Pledge Agreement.  The Pledgors expressly agree that the Security Trustee may proceed against TUCCG, any Pledgor, any other Guarantor, or the Collateral in such order and in such manner as it shall determine in its sole and absolute discretion.  The Security Trustee may file a separate action or actions with respect to the Pledged Collateral whether action is brought or prosecuted with respect to any other Collateral or against any other person, or whether any other person is joined in any such action or actions.  The Pledgors agree that the Beneficiaries, TUCCG and any other Guarantor may deal with each other in connection with the Secured Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between or among any of them, in any manner whatsoever, all without in any way altering or affecting the security of this Pledge Agreement.  The Pledgors expressly waive the benefit of any statute(s) of limitations affecting the enforcement of the Secured Obligations or the security interest hereunder.  Any payment by or on behalf of TUCCG or other circumstance that operates to toll any statute of limitations applicable to such partnership shall also operate to toll the statute of limitations applicable to Pledgors.

(c)           The Pledgors expressly waive any and all defenses or counterclaims (other than by reason of the full payment and performance of all the Secured Obligations) now or hereafter arising or asserted by reason of (i) any disability, set-off or other defense or counterclaim of TUCCG or any Guarantor with respect to the Secured Obligations, the Senior Finance Documents or any of the Security Documents; (ii) the failure of priority or validity of security interest in any Collateral; (iii) the cessation from any cause whatsoever of the liability of TUCCG or any Guarantor or other person with respect to the Secured Obligations; (iv) the disallowance of, or any failure of any Beneficiary to file or enforce, a claim in any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding (a “Bankruptcy Proceeding”) with respect to TUCCG or any other person; (v) the modification, discharge, extension or avoidance in or as a result of any Bankruptcy Proceeding commenced by or against TUCCG or any other person of all or any of the Secured Obligations, any Guaranty, collateral or lien; (vi) any use of cash or other Collateral in any Bankruptcy Proceeding; (vii) any agreement or stipulation as to adequate protection in any Bankruptcy Proceeding; (viii) any amendment, modification, stay or cure of the Beneficiaries’ rights that may occur in any Bankruptcy Proceeding; (ix) any election of remedies by the Beneficiaries, whether or not such election destroys or affects any subrogation, reimbursement, contribution, indemnity or similar rights the Pledgors may have (notwithstanding subsection (d) below) against TUCCG, including, without limitation, any loss of rights the Pledgors may suffer by reason of any rights, powers or remedies of TUCCG in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging the Secured Obligations; (x) any election by the Beneficiaries under Section 1111(b)(2) of the Bankruptcy Code; (xi) any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code; or (xii) any action taken by any Beneficiary that is authorized by this Section or any other provision of any of the Security Documents or any other Senior Finance Documents.

(d)           The Pledgors hereby waive any and all rights of subrogation, reimbursement, contribution, indemnity, setoffs or counterclaims and any and all similar rights that the Pledgors may otherwise have against TUCCG at any time under any applicable law, until the Secured Obligations shall have been indefeasibly paid and performed in full.  The Pledgors further expressly waive any right to enforce any remedy that the Beneficiaries now or hereafter may have against TUCCG or any other person and waive the benefit of, or any right to participate in, any Collateral now or hereafter held by the Beneficiaries, until the Secured Obligations shall then have been indefeasibly paid and performed in full.

(e)           The Pledgors expressly waive (i) all presentments, protests, notices of default or dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, including notice of any action against TUCCG or any Guarantor or the assertion or enforcement of any right of the Beneficiaries hereunder or any other of the Security Documents; (ii) all notices of acceptance of this Pledge Agreement or of the existence, creation, renewal or incurring of new or additional Secured Obligations; and (iii) to the extent permitted by applicable law, the benefit of all valuation, appraisal, redemption and exemption laws.  The Pledgors expressly agree that they shall be bound by each and every ruling, order and judgment obtained by any Beneficiary against TUCCG, in respect of the Secured Obligations, whether or not the Pledgors are parties to, or have received notice of, the action or proceeding in which such ruling, order or judgment is issued and rendered.

(f)            The Pledgors represent and warrant that they have established adequate means of obtaining from TUCCG, on a continuing basis, financial and other information pertaining to the business, operations and condition (financial and otherwise) of such entity, and now are and hereafter will be completely familiar with such business, operations, condition and properties.

(g)           The Pledgors hereby acknowledge and warrant that they are familiar with the terms of this Pledge Agreement, the Senior Finance Documents, all other Security Documents and all other agreements evidencing the Secured

Obligations and that they have derived or expect to derive a financial advantage from each Series of Senior Liabilities or other extension of credit and from each and every renewal, extension, release of Collateral, or other relinquishment of legal rights made or granted or to be made or granted by the Beneficiaries to the Borrowers, TUCCG or any of the other Obligors in connection with the Secured Obligations.

(h)           The Pledgors warrant and agree that each of the waivers set forth in this Pledge Agreement is made with full knowledge of its significance and consequences and that, under the circumstances, all such waivers are reasonable and not contrary to public policy or applicable law.  If any such waiver is determined to be contrary to any public policy or applicable law, such waiver shall be effective to the maximum extent permitted by such public policy or applicable law.

(i)            Notwithstanding anything to the contrary contained herein or in any other agreement or instrument relating to the Secured Obligations, the Pledgors shall not be personally liable to the Security Trustee or the Beneficiaries for the satisfaction of the Secured Obligations, and the Security Trustee, on behalf of the Beneficiaries, shall look solely to the Pledged Collateral with respect to such satisfaction from Pledgors; provided that the foregoing shall not (i) constitute a waiver, release or discharge of any of the indebtedness evidenced by any Senior Finance Document, but the same shall continue until fully paid, discharged, observed or performed or (ii) in any way limit or restrict any right of the Security Trustee or the Beneficiaries to foreclose the liens and security interests of the Security Documents or otherwise realize upon any collateral assigned or pledged to the Security Trustee or the Beneficiaries in connection with the transactions contemplated hereby or thereby or (iii) constitute a waiver or limitation by the Security Trustee or the Beneficiaries of any claim against Pledgors for any claim in the nature of fraud or deceit or wilful misconduct arising under or in connection with this Pledge Agreement.

14.                               INDEMNITY

Each Pledgor jointly and severally agrees (i) to indemnify, reimburse and hold harmless the Security Trustee and its respective successors, assigns, employees, agents and affiliates (individually an “Indemnitee”, and an collectively, the “Indemnities”) from and against any and all obligations, damages, injuries, penalties, claims, demands, losses, judgments and liabilities (including, without limitation liabilities for penalties) of whatsoever kind or nature, and (ii) to reimburse each Indemnitee for all reasonable costs, expenses and disbursements, including reasonable attorneys’ fees and expenses, in each case arising out of or resulting from this Pledge Agreement or the exercise by any Indemnitee of any right or remedy granted to it hereunder or under any other Security Document (but excluding any obligation, damages, injuries, penalties, claims, demands, losses, judgments and liabilities (including, without limitation, liabilities for penalties) or expenses of whatsoever kind or nature to the extent incurred or arising by reason of gross negligence or wilful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision)).  In no event shall the Security Trustee hereunder be liable, in the absence of gross negligence or wilful misconduct on its part (as determined by a court of competent jurisdiction in a final and non-appealable decision), of or any matter or thing in connection with this Pledge Agreement other than to account for monies or other property actually received by it in accordance with the terms hereof.  If and to the extent that the obligation of any Pledgor under this Section 14 are unenforceable for any reason, such Pledgor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.  The indemnity obligations of each Pledgor contained in this Section 14 shall continue in full force and effect notwithstanding the full payment and fulfillment of all the obligations under the Senior Finance Documents and notwithstanding the discharge thereof.

15.                               ROLE OF SECURITY TRUSTEE

Each Pledgor and the Security Trustee hereby acknowledge that the covenants of each Pledgor contained in this Pledge Agreement and the security and other rights, titles and interests constituted by this Pledge Agreement and all other moneys, property and assets paid to the Security Trustee or held by the Security Trustee or received or recovered by the Security Trustee pursuant to or in connection with this Pledge Agreement are held by the Security Trustee subject to and on the terms of the trusts declared by the Security Trust Agreement.

16.                               SEVERABILITY

Any provision of this Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17.                               CONTINUED EFFECTIVENESS

Any release, discharge or settlement between one or more of the Pledgors and the Security Trustee or any of the other Beneficiaries shall be conditional upon no security, disposition or payment to the Security Trustee or any of the other Beneficiaries by any of the Obligors or any other person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled, the Security Trustee and the other Beneficiaries shall be entitled to enforce this Pledge Agreement subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.  The Security Trustee shall be entitled to retain this security after as well as before the payment, discharge or satisfaction of all moneys, obligations and liabilities that are or may become due, owing or incurred to the Security Trustee and the other Beneficiaries from any of the Obligors for such period as the Security Trustee may reasonably determine being not longer than 13 months following the date of payment, discharge or satisfaction of the Secured Obligations in full.

18.                               CUMULATIVE REMEDIES

The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

19.                               WAIVERS, AMENDMENTS

None of the terms or provisions of this Pledge Agreement may be altered, modified or amended except by an instrument in writing, duly executed by the Security Trustee and the Pledgors.  No waiver of any provision hereof or consent to any departure from the terms hereof shall be effective unless the same shall be in writing and duly executed by the Security Trustee.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  A waiver by the Security Trustee of any right or remedy hereunder on any occasion shall not be construed as a bar to any right or remedy which the Security Trustee would otherwise have on any future occasion.  No failure to exercise nor any delay in exercising on the part of the Security Trustee, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

20.                               WAIVER AND CONSENT UNDER PARTNERSHIP AGREEMENT

The Pledgors hereby represent that they constitute all of the partners of the Partnership.  The Pledgors, constituting all of the partners of the Partnership, each hereby waives the application of the provisions of Section 10 of the TUCCG Joint Venture Agreement that otherwise would apply to, and hereby consents to, the assignment, transfer or pledge of any Pledgor’s Partnership Interest in the Partnership to the Security Trustee, for the benefit of the Beneficiaries, now or in the future, pursuant to the provisions of this Pledge Agreement.  Further, each of the Pledgors hereby ratifies and approves any similar assignments, transfers or pledges of the Partnership Interests of the other Pledgors occurring prior to the date hereof.

21.                               SUCCESSORS AND ASSIGNS

(a)                                  Subject to the restrictions on transfers by the Pledgors hereunder, this Pledge Agreement and all obligations of the Pledgors hereunder shall be binding upon the successors and assigns of the Pledgors, and shall inure to the benefit of the Security Trustee, the Beneficiaries and their respective successors and assigns.

(b)                                 It is hereby understood and agreed that any party required to become a party to this Pledge Agreement after the date hereof pursuant to the requirements of the Senior Finance Documents, shall become a Pledgor hereunder by

(i)            executing a Partnership Interest Accession Agreement in the form attached hereto as Schedule 13,

(ii)           delivering supplements to the schedules attached hereto as are necessary to cause such schedules to be complete and accurate with respect to each additional Pledgor on such date; and

(iii)          taking all actions specified in this Pledge Agreement as would have been taken by such Pledgor had it been an original party to the Pledge Agreement, in each case with all documents required above to be delivered to the Pledge and with all documents and actions required above to be taken to the reasonable satisfaction of the Pledge.

22.                               GOVERNING LAW

This Pledge Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Colorado applicable to agreements made and to be performed entirely within such State.  The Pledgors hereby irrevocably consent to the jurisdiction of any of the courts designated in clause 48.1 of the Senior Facilities Agreement (or, upon its repayment in full and cancellation of all undrawn commitments thereunder, such equivalent provision in the Relevant Facilities Agreement) in connection with any action or proceeding arising out of or relating to this Pledge Agreement.  In any such action or proceeding, each Pledgor waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by personal delivery or by certified or registered mail directed to each Pledgor at its address set forth herein.  Nothing in this section shall affect the right of the Security Trustee or the Beneficiaries to serve legal process in any other manner by law or affect the right of the Security Trustee or the Beneficiaries to bring any action or proceeding against any Pledgor or his or its property in the courts of any other jurisdiction.  The Pledgors irrevocably waive any objection they may have now or hereafter to the laying of venue of any action or proceeding in any court or jurisdiction referred to in clause 48.1 of the Senior Facilities Agreement (or, upon its repayment in full and cancellation of all undrawn commitments thereunder, such equivalent provision in the Relevant Facilities Agreement), or that any action or proceeding in any such court or jurisdiction has been brought in an inconvenient forum.

23.                               NOTICES

All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be personally served or sent by registered, certified or overnight mail, postage prepaid, or by telegraph, telecopy or telex and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when received (with such receipt acknowledged by the recipient, in the case of a telecopy).  All such notices shall be addressed as follows, or to such other address as may be hereafter notified in writing to the respective parties hereto:

If to the Security Trustee:

Winchester House
1 Great Winchester Street
London EC2N 2DB
England

Attention:	Syndicated Loans TSS / Nicola Dawes / Rajeer Thakeeria
Telephone:	0207 547 5905
Facsimile:	0207 547 6419

If to a Pledgor, addressed to such Pledgor at:

c/o Virgin Media Investment Holdings Limited
160 Great Portland St
London W1W 5QA

England

Attention:	Group Legal Director
Facsimile:	020 7299 6000

With a copy to:

Attention:	Group General Counsel
Facsimile:	020 7299 5495

24.                               TERMINATION

This Pledge Agreement, and the pledges, assignments, and encumbrances created or granted hereby, shall terminate when (a) all of the Secured Obligations shall have been fully paid, satisfied and performed, and (b) the Commitments have terminated, at which time the Security Trustee shall execute appropriate releases, acknowledgments, assignments or other documents necessary to secure the release and reassignment of such of the Pledged Collateral as shall not have been sold or otherwise applied by the Security Trustee pursuant to the terms hereof, and deliver to the Pledgors (or their respective designees) all Pledged Collateral and related documents then in the custody or possession of the Security Trustee.  Any such reassignment shall be without recourse upon, or warranty whatsoever by, the Security Trustee, and at the cost and expense of the Pledgors.

25.                               COUNTERPARTS

This Pledge Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

26.                               AUTHORIZATION TO FILE

With respect to the foregoing in this Pledge Agreement and the grant of the security interest hereunder, each Pledgor hereby authorizes the Security Trustee to file one or more financing statements or continuation statements, and amendments thereto, relative to all or any part of the Pledged Collateral without the signature of any Pledgor where permitted by law.  Each Pledgor agrees to furnish the Security Trustee, promptly upon reasonable request by the Security Trustee, with any information that is required by the Security Trustee in order to complete such financing statements or continuation statements, or amendments thereto.

27.                               GENERAL REPRESENTATIONS AND WARRANTIES BY EACH PLEDGOR

Each Pledgor hereby represents and warrants to the Security Trustee that:

(a)                                  Schedule 27(a) attached hereto sets forth an accurate and complete list identifying the following: (i) the full legal name of each Pledgor as it appears in official filings in the state or jurisdiction of its incorporation, organization or formation, as the case may be; (ii) the type of entity of such Pledgor; (iii) such Pledgor’s state of incorporation, organization or formation, as the case may be; (iv) the organizational identification number issued by such Pledgor’s state of incorporation, organization or formation, or a statement that no such number has been issued; (v) the location of such Pledgor’s chief executive office ; and (vi) the jurisdiction(s) of such Pledgor’s place(s) of business.  Each Pledgor has only one state of incorporation, organization or formation, as the case may be;

(b)                                 it has not done in the last five (5) years, and does not do, business under any other name (including any trade name or fictitious business name) except for its respective legal name as set forth on Schedule 27(a);

(c)                                  it has not changed its name, jurisdiction of incorporation, organization or formation, the location of its chief executive office or place(s) of business, or its corporate or partnership structure in any way (e.g., by merger, consolidation, change in corporate or partnership form or otherwise), in each case within the past five (5) years;

(d)                                 it is the legal, beneficial and record owner of, and has good and marketable title to all of the Pledged Collateral upon which it purports to grant a lien hereunder, free and clear of any lien except for the Permitted Liens.  No effective financing statement or other instrument similar in effect covering all or any part of the Pledged Collateral is on file in any recording office, except as set forth on Schedule 27(d) or such as may have been filed in favor of the Security Trustee relating to this Pledge Agreement and with respect to the Permitted Liens.  Such liens set forth on Schedule 27(d) will be terminated as of the date of this Pledge Agreement;

(e)                                  it has full power, authority and legal right to pledge all the Pledged Collateral pledged by it pursuant to this Pledge Agreement;

(f)                                    this Pledge Agreement has been duly authorized, executed and delivered by such Pledgor and constitutes a legal, valid and binding obligation of such Pledgor enforceable against such Pledgor in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law);

(g)                                 except to the extent already obtained or made, no consent of any other party (including, without limitation, any stockholder, partner, member or creditor of such Pledgor) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required to be obtained by such Pledgor in connection with (a) the execution, delivery or performance of this Pledge Agreement by such Pledgor, (b) the validity or enforceability of this Pledge Agreement against such Pledgor (except as set forth in clause (a) above), (c) the perfection or enforceability of the Security Trustee’s security interest in such Pledgor’s Pledged Collateral or (d) except for compliance with or as may be required by applicable securities laws, the exercise by the Security Trustee of any of its rights or remedies provided herein;

(h)                                 neither the execution, delivery or performance by such Pledgor of this Pledge Agreement or any other Senior Finance Document, nor compliance by it with the terms and provisions hereof and thereof nor the consummation of the transactions contemplated therein: (i) will contravene any provision of any applicable law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court, arbitrator or governmental instrumentality, domestic or foreign, applicable to such Pledgor; (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien (except pursuant to the Security Documents) upon any of the properties or assets of such Pledgor pursuant to the terms of any indenture, lease, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or other instrument to which such Pledgor is a party or is otherwise bound, or by which it or any of its properties or assets is bound or to which it may be subject; or (iii) will violate any provision of the certificate of partnership or partnership agreement, (or equivalent organizational documents), as the case may be, of such Pledgor;

(i)                                     as of the date hereof, after giving effect to the transactions contemplated by the Senior Finance Documents, such Pledgor is Solvent, and will not cease to be Solvent as a result of the obligations and transactions undertaken by such Pledgor pursuant to, or as contemplated by, the Senior Finance Documents.  As of the date hereof, there is no proceeding pending, or to the knowledge of the undersigned, threatened, challenging the Solvency of such Pledgor or seeking to dissolve or liquidate such Pledgor.

For the purposes of the foregoing, “Solvent” or “Solvency” means, with respect to any person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such person is (y) greater than the total amount of liabilities (including contingent liabilities) of such person and (z) not less than the amount that will be required to pay the probable liabilities on such person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such person; (ii) such person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, the undersigned have caused this Pledge Agreement to be executed and delivered as of the day and year first above written.

THESEUS NO. 1 LIMITED

By Its Directors:

VIRGIN MEDIA DIRECTORS LIMITED

	By:	/s/ ROBERT MACKENZIE
Robert Mackenzie, Director

VIRGIN MEDIA SECRETARIES LIMITED

	By:	/s/ ROBERT GALE
Robert Gale, Director

THESEUS NO. 2 LIMITED

By Its Directors:

VIRGIN MEDIA DIRECTORS LIMITED

	By:	/s/ ROBERT MACKENZIE
Robert Mackenzie, Director

VIRGIN MEDIA SECRETARIES LIMITED

	By:	/s/ ROBERT GALE
Robert Gale, Director

DEUTSCHE BANK AG, LONDON BRANCH,
as Security Trustee

By:	/s/ N. DAWES
	Title:	V.P.

By:	/s/ V. MAYELL
	Title:	A.V.P.

SCHEDULE 4(b)

EXISTING PLEDGED COLLATERAL

None.

1

SCHEDULE 5(a)
PARTNERSHIP INTERESTS

(1) PARTNERSHIP NAME	(2) PRINCIPAL PLACE OF BUSINESS	(3) PARTNERS	(4) TYPE
TCI/US WEST Cable Communications Group	2930 East Third Avenue Denver, Colorado 80206 USA	50% - Theseus No. 1 Limited 50% - Theseus No. 2 Limited	Colorado General

1

SCHEDULE 5(b)
OTHER PARTNERSHIP INTERESTS

PARTNERSHIP NAME	PRINCIPAL PLACE OF BUSINESS	PARTNERS	TYPE
Cotswolds Cable Limited Partnership	2930 East Third Avenue Denver, Colorado 80206 USA	0.5% - General - Theseus No. 1 Limited 0.5% - General - Theseus No. 2 Limited	Colorado Limited
Estuaries Cable Limited Partnership	2930 East Third Avenue Denver, Colorado 80206 USA	0.5% - General - Theseus No. 1 Limited 0.5% - General - Theseus No. 2 Limited	Colorado Limited
Tyneside Cable Limited Partnership	2930 East Third Avenue Denver, Colorado 80206 USA	0.5% - General - Theseus No. 1 Limited 0.5% - General - Theseus No. 2 Limited	Colorado Limited
Telewest Communications (North East) Partnership	160 Great Portland Street LONDON W1W 5QA UNITED KINGDOM	99% - Tyneside Cable Limited Partnership	English General
Telewest Communications (South East) Partnership	160 Great Portland Street LONDON W1W 5QA UNITED KINGDOM	99% - Estuaries Cable Limited Partnership	English General

1

PARTNERSHIP NAME	PRINCIPAL PLACE OF BUSINESS	PARTNERS	TYPE
Avon Cable Limited Partnership	2930 East Third Avenue Denver, Colorado 80206 USA	0.5% - General - Theseus No. 1 Limited 0.5% - General - Theseus No. 2 Limited	Colorado Limited
Edinburgh Cable Limited Partnership	2930 East Third Avenue Denver, Colorado 80206 USA	0.5% - General - Theseus No. 1 Limited 0.5% - General - Theseus No. 2 Limited	Colorado Limited
United Cable (London South) Limited Partnership	2930 East Third Avenue Denver, Colorado 80206 USA	0.5% - General - Theseus No. 1 Limited 0.5% - General - Theseus No. 2 Limited	Colorado Limited

2

SCHEDULE 13

PARTNERSHIP INTEREST ACCESSION AGREEMENT

(TCI/US WEST Cable Communications Group)

The undersigned, desiring to become a venturer of TCI/US WEST Cable Communications Group, a Colorado general partnership (the “Partnership”) formed pursuant to a Joint Venture Agreement dated as of 18 December 1991, as amended by First Restatement dated 30 April 1992, Second Amendment dated 1 January 1994 and Third Amendment dated 21 November 1994 (the “JV Agreement”) hereby agrees to, and by its execution hereof does, become a party to (i) the JV Agreement, as a venturer thereunder, and (ii) that certain Pledge and Security Agreement (as amended from time to time, the “Pledge Agreement”), dated                          , 20    , initially entered into among THESEUS NO. 1 LIMITED and THESEUS NO. 2 LIMITED, and Deutsche Bank AG, London Branch as Security Trustee for the benefit of the Beneficiaries described therein.  Capitalized terms used herein shall have the respective meanings set forth in the Pledge Agreement.  By its execution hereof, the undersigned agrees that, from and after the date hereof, the undersigned shall be, and be considered for all purposes, (i) a “Venturer” under the JV Agreement and (ii) a “Pledgor” under the Pledge Agreement, as if referred to directly therein as such as a party thereto, entitled to all of the rights and subject to all of the liabilities and obligations of a Venturer or Pledgor, respectively, thereunder.

As a Pledgor under the Pledge Agreement, the undersigned, as security and collateral for the due and punctual payment and performance of the Secured Obligations (as defined in the Pledge Agreement), hereby assigns, transfers and pledges to the Security Trustee, for the benefit of the Beneficiaries, a lien on and security interest in and to the undersigned’s right, title and interest to the Pledged Collateral (as defined in the Pledge Agreement).  As a Pledgor under the Pledge Agreement, the undersigned represents and warrants that the Pledged Collateral is free and clear of all liens other than the Permitted Liens (as defined in the Pledge Agreement).

This instrument, when executed by the undersigned, shall further constitute the undersigned’s counterpart signature page to the JV Agreement and the Pledge Agreement.

Dated this              day of                     ,             .

[Name of Transferee]

By:
Name:
Title:

Address for Notice:

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SCHEDULE 27(a)

Full Legal Name	Type of Entity	State of Incorporation, Organization or Formation	Organizational Identification Number	Location of Chief Executive Office	Jurisdiction(s) of place(s) of business
Theseus No. 1 Limited	Private Limited Company	England & Wales	02994027	160 Great Portland Street LONDON W1W 5QA UNITED KINGDOM	England & Wales
Theseus No. 2 Limited	Private Limited Company	England & Wales	02994061	160 Great Portland Street LONDON W1W 5QA UNITED KINGDOM	England & Wales

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SCHEDULE 27(d)
CURRENT UCC FILINGS

None,

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